Filed pursuant to Rule 433
Dated June 7, 2006
Registration No. 333-115090
ROYAL CARIBBEAN CRUISES LTD.
Pricing Term Sheet dated June 7, 2006
$550,000,000 7.00% Senior Notes due 2013

Issuer:	Royal Caribbean Cruises Ltd.
Size:	$550,000,000
Maturity:	June 15, 2013
Coupon (Interest Rate):	7.00%
Yield to Maturity:	7.090%
Spread to Benchmark Treasury:	2.10% (+ 210 basis points)
Benchmark Treasury:	3.625% May 15, 2013
Benchmark Treasury Price and Yield:	92-02 + ; 4.990%
Interest Payment Dates:	June 15 and December 15, commencing December 15, 2006
Day Count Convention:	30 / 360
Price to Public:	99.509%
Settlement Date:	T + 3; June 12, 2006
Denominations:	$1,000 x $1,000
CUSIPS:	780153 AQ 5

Joint Book-Running Managers:		Underwriting
	Goldman, Sachs & Co.	$275,000,000
	Barclays Capital Inc.	$55,000,000
	BNP Paribas Securities Corp.	$55,000,000
	Greenwich Capital Markets, Inc.	$55,000,000
	Morgan Stanley & Co. Incorporated	$55,000,000

Co-Managers:
	DnB NOR Markets, Inc.	$13,750,000
	J.P. Morgan Securities Inc.	$13,750,000
	Morgan Keegan & Company, Inc.	$13,750,000
	Scotia Capital (USA) Inc.	$13,750,000
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

$350,000,000 7.250% Senior Notes due 2016

Issuer:	Royal Caribbean Cruises Ltd.
Size:	$350,000,000
Maturity:	June 15, 2016
Coupon (Interest Rate):	7.250%
Yield to Maturity:	7.294%
Spread to Benchmark Treasury:	2.27% (+227 basis points)
Benchmark Treasury:	5.125% May 15, 2016
Benchmark Treasury Price and Yield:	100-25; 5.024%
Interest Payment Dates:	June 15 and December 15, commencing December 15, 2006
Day Count Convention:	30 / 360
Price to Public:	99.690%
Settlement Date:	T+ 3; June 12, 2006
Denominations:	$1,000 x $1,000
CUSIPS:	780153 AR 3

Joint Book-Running Managers:		Underwriting
	Goldman, Sachs & Co.	$175,000,000
	Barclays Capital Inc.	$35,000,000
	BNP Paribas Securities Corp.	$35,000,000
	Greenwich Capital Markets, Inc.	$35,000,000
	Morgan Stanley & Co. Incorporated	$35,000,000

Co-Managers:
	DnB NOR Markets, Inc.	$8,750,000
	J.P. Morgan Securities Inc.	$8,750,000
	Morgan Keegan & Company, Inc.	$8,750,000
	Scotia Capital (USA) Inc.	$8,750,000
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.